Exhibit 10.8

Execution Copy

WESTERN ALLIANCE BANCORPORATION
SEVERANCE AND CHANGE IN CONTROL PLAN
(As Amended and Restated Effective February 25, 2020)
(And Summary Plan Description)

ARTICLE 1.	Establishment and Term of the Plan

1.1    Establishment of the Plan. The Company established the Western Alliance Bancorporation Severance and Change in Control Plan, effective September 19, 2012. The Company has amended and restated the Change in Control Severance Plan in the form of this Western Alliance Bancorporation Severance and Change in Control Plan, effective February 25, 2020 (the “Plan”). The purpose of the Plan is to provide Severance Benefits (as defined in the Plan) to certain eligible Executives of the Company and its Affiliates in accordance with the terms of the Plan. No individuals other than the Executives shall be eligible to receive Severance Benefits. Severance Benefits for the Executives will be determined exclusively under the Plan.

The Plan, as set forth herein, is an employee welfare benefit plan within the meaning of ERISA Section 3(1), and the Company intends that the Plan be administered in accordance with the applicable requirements of ERISA. This Plan document, including the information provided in Appendix A hereto and each Executive’s Participation Agreement, is also the summary plan description of the Plan.
1.2    Plan Term. The Plan originally was established as the Western Alliance Bancorporation Change in Control Severance Plan, effective September 19, 2012 (the “Original Effective Date”) with an initial expiration date of December 31, 2013 (the “Initial Expiration Date”). The Plan was automatically extended by its terms for additional one (1) year periods after the Initial Expiration Date and each subsequent anniversary of the Initial Expiration Date, until this amendment and restatement on the Effective Date. On and after the Effective Date, the Plan shall continue in effect until terminated by the Company, subject to Section 9.1 herein.

1.3    Administration. The Committee is the named fiduciary and Plan Administrator of the Plan. The Committee may appoint, as it deems necessary or advisable, an individual or committee to act as its representative in matters affecting the Plan. The Committee shall have authority to control and manage the operation and administration of the Plan, and may adopt rules and regulations it deems consistent with the terms of the Plan and necessary or advisable to administer the Plan properly and efficiently. In administering the Plan and providing Severance Benefits prior to a Change in Control, the Committee shall have discretionary authority to construe and interpret the Plan’s terms and to make factual determinations under it, including the authority to determine an individual’s eligibility for Severance Benefits, the reason for Separation from Service, and the amount of Severance Benefits payable. Prior to a Change in Control, any interpretation of the Plan made in good faith by the Committee, and any decision made in good faith on any matter within the discretion of the Committee under the Plan, will be binding on all persons, subject to review under Article 6 . In administering the Plan and providing Severance Benefits on or after a Change in Control, the Committee shall make initial determinations of entitlement to benefits and the amounts thereof in good faith and in accordance with the terms of the Plan, subject to review under Article 6. Notwithstanding anything in this Section 1.3 to the contrary, following a Change in Control, the Committee shall administer the Plan in a manner consistent with the administration of the Plan prior to such Change in Control.

ARTICLE 2.Definitions

Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
“Affiliate” means, with respect to the Company, any company or other trade or business that directly or indirectly controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933 and the regulations thereunder, as amended from time to time., including, without limitation, any Subsidiary.

“Annual Bonus” means the target incentive bonus amount set by the Committee (or Company management, if applicable) under the Western Alliance Bancorporation Annual Bonus Plan (or any similar or successor plan) for the applicable Plan Year.
“Base Salary” means, at any time, the then regular annual base rate of pay that the Company is paying the Executive as annual salary, as shown in the Company’s records. Base Salary does not include any incentive, non-cash, equity or similar compensation or award, or Employee Benefit Plan contributions made by the Company or an Affiliate (other than Employee Benefit Plan contributions made by the Company or an Affiliate pursuant to an Executive’s salary reduction election under Code Section 401(k) or 125).
“Board” means the Board of Directors of the Company.
“Cause” means, as determined by the Committee in its sole discretion and solely with respect to the Plan, the Executive’s (a) willful and continued failure to perform his or her material duties with the Company or an Affiliate, or the commission of any activities constituting a violation or breach under any Federal, state or local law or regulation applicable to the activities of the Company or an Affiliate, (b) fraud, breach of fiduciary duty, dishonesty, misappropriation or other action that causes damage to the property or business of the Company or an Affiliate, (c) repeated absences from work such that the Executive is unable to perform his or her employment or other duties in all material respects, (d) admission or conviction of, or plea of nolo contendere to, any felony, or any other crime that, in the reasonable judgment of the Board or Committee, adversely affects the Company’s or an Affiliate’s reputation or the Executive’s ability to carry out the obligations of his or her employment, (e) loss of any license or registration that is necessary for the Executive to perform his or her duties for the Company or an Affiliate, (f) failure to cooperate with the Company or an Affiliate in any internal investigation or administrative, regulatory or judicial proceeding or, (g) act or omission in violation or disregard of the Company’s or an Affiliate’s policies, including but not limited to the Company’s or an Affiliate’s harassment and discrimination policies and standards of conduct then in effect, in such a manner as to cause loss, damage or injury to the property, reputation or employees of the Company or an Affiliate.
In addition, the Executive’s employment will be deemed to have terminated for Cause if, within six (6) months after the Executive’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of this Plan, no act or failure to act on the Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the action or omission was in the best interests of the Company or an Affiliate. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.
“Change in Control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) the consummation of a sale of all or substantially all of the assets of the Company to another person or entity, or (iii) the consummation of any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are stockholders or Affiliates immediately prior to the transaction) owning fifty (50%) or more of the combined voting power of all classes of stock of the Company. Notwithstanding the foregoing, unless a majority of the individuals who constitute the Board immediately prior to the Change in Control determine otherwise, no Change in Control will be deemed to have occurred with respect to a particular Executive if the Change in Control results from actions or events in which such Executive is a participant in a capacity other than solely as an officer, employee or director of the Company.
“COBRA” means the continuation of heath care coverage requirements of Code Section 4980B as added by the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder, as amended from time to time.
“Code” means the U.S. Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.
“Committee” means the Compensation Committee of the Board.
“Company” means Western Alliance Bancorporation, a Delaware corporation, and any successor thereto as provided in Article 7 herein.
“Confidential Information” includes proprietary, confidential and trade secret information of the Company and its Affiliates, including but not limited to records, notes, memoranda, data, writings, research, personnel information, the database of customer accounts; customer, supplier and distributor lists; customer profiles; information regarding sales and marketing activities and strategies; trade secrets; data regarding technology, products and services; information regarding pricing, pricing techniques and procurement; financial data and forecasts regarding the Company, its Affiliates, and customers, suppliers and distributors of the Company and its Affiliates; software programs and intellectual property, or any other information of whatever nature in the possession or control of the Company or an Affiliate, that has not been published or disclosed to the general public or the financial industry, provided that such term does not include knowledge, skills, and information that is common to the trade or profession of the Executive.
“Effective Date” means February 25, 2020, the date the Plan became effective.
“Employee Benefit Plan” has the meaning given in ERISA Section 3(3).
“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations thereunder, as amended from time to time.
“Executive” means an eligible employee of the Company or an Affiliate (i) designated by the Board by written resolution from time to time, as an Executive eligible to participate in the Plan and (ii) who has entered into a Participation Agreement, each occurring before the time of Separation from Service. No other individuals will be eligible to receive Severance Benefits.
“Good Reason” shall be deemed to exist if, and only if, on or in the twenty-four (24) months following a Change in Control and without the Executive’s express written consent, the Company or an Affiliate:
(a)    reduces the Executive’s Target Total Direct Compensation for a Plan Year by ten percent (10%) or more;
(b)    materially diminishes the Executive’s authorities, duties or responsibilities, or materially diminishes the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board, Chief Executive Officer, or President of the Company, whichever the Executive reported to immediately prior to the Change in Control;
(c)    relocates the Executive’s principal place of employment to a location that is more than thirty (30) miles from the Executive’s principal place of employment immediately prior to the Change in Control;
(d)    materially diminishes the budget over which the Executive retains authority; or
(e)    takes any other action or inaction that constitutes a material breach of any agreement under which the Executive provides services to the Company or Affiliate.
The Executive may terminate the Executive’s employment at any time for Good Reason as of a date at least thirty (30) days after the date the Executive delivers written notice of such termination to the Committee (and in no event later than twenty-four (24) months following the initial existence of the event constituting Good Reason), unless the condition constituting Good Reason is fully corrected within thirty (30) days after the Executive gives the Committee written notice thereof. The Executive must deliver to the Committee written notice of such termination, if any, within sixty (60) days of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company or Affiliate that constitutes Good Reason.
“Participation Agreement” means the latest participation agreement entered into by the Company and the Executive.
“Plan” means this Western Alliance Bancorporation Severance and Change in Control Plan, including the Appendices that are attached hereto and made a part hereof, together with each Executive’s Participation Agreement.
“Plan Year” means the 12-month period that begins each January 1 and ends on the next December 31.
“Poor Performance” means unsatisfactory work performance, documented in accordance with the procedures of the Company or an Affiliate. The Company or Affiliate may terminate the Executive’s employment at any time for Poor Performance as of a date thirty (30) days after the date the Company or Affiliate delivers written notice of such Poor Performance to the Executive, unless the conditions constituting Poor Performance are fully corrected to the satisfaction of the Company or Affiliate within thirty (30) days after the Company or Affiliate gives the Executive written notice thereof.
“Release” has the meaning given to such term in Section 3.8 herein.
“Separation from Service” with respect to the Company, has the meaning of Code Section 409A. For purposes of the Plan, and in accordance with Treasury Regulation §1.409A-1(h)(1)(ii) (or any similar or successor provisions), a Separation from Service shall be deemed to occur, without limitation, if the Company and the Executive reasonably anticipate that the level of bona fide services the Executive will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months. Subject to the preceding sentence, the Committee shall determine whether the Executive has incurred a Separation from Service for purposes of the Plan, which determination shall be final, binding, and conclusive. For purposes of the Plan, an Executive’s employment with the Company shall be deemed to be terminated when the Executive has a Separation from Service, and all references in the Plan to employment termination or termination of employment shall be deemed to refer to such a Separation from Service from the Company.
“Severance Benefits” has the meaning given to such term in Section 3.4 herein.
“Stock Plan” means the Company’s 2005 Stock Incentive Plan, as amended, or any other similar or successor plan that provides for award based on Company stock, adopted or maintained by the Company or an Affiliate.
“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Code Section 424(f).
“Target Total Direct Compensation” means, for any Plan Year, the sum of an Executive’s Base Salary, Annual Bonus and annual stock or other long-term incentive award for that Plan Year, each calculated at the target level specified by the Committee for that Plan Year.

ARTICLE 3.	Severance Benefits

3.1    Eligibility for Severance Benefits. Subject to the conditions and limitations of the Plan and the Executive’s Participation Agreement, an Executive who experiences an Involuntary Termination or Qualified Retirement shall be entitled to receive Severance Benefits as set forth below. For purposes of the Plan, an Executive’s employment with the Company and its Affiliates shall be deemed to be terminated when the Executive has a “Separation from Service,” and all references in the Plan to “termination of employment,” “employment termination,” “Involuntary Termination” or “Qualified Retirement” will be deemed to refer to such a separation from service. Upon the Executive’s Separation from Service for any reason, the Executive will be deemed to have resigned as of the date of the Executive’s separation from service from all offices, directorships, and fiduciary positions with the Company, its Affiliates, and Employee Benefit Plans. To the extent an Executive is party to a Bridge Bank, National Association Executive Supplemental Retirement Plan Executive Agreement and has attained age fifty-five (55) prior to Executive’s Separation from Service, such Executive shall only be eligible for Severance Benefits pursuant to a termination described at Sections 3.2(c) and 3.3.

3.2    Involuntary Termination. An Executive shall be deemed to experience an Involuntary Termination upon each of the following events:

(a)A termination of employment for Poor Performance by the Company or Affiliate;
(b)A termination of employment without Cause (other than a termination for Poor Performance) by the Company or Affiliate; or
(c)If during the twenty-four (24) month period following a Change in Control (i) an Executive is terminated by the Company or Affiliate without Cause and other than for Poor Performance, or (ii) the Executive terminates his or her employment with the Company or Affiliate for Good Reason.

Notwithstanding the foregoing, if it is reasonably demonstrated by Executive that a termination of employment by the Company or Affiliate other than for Cause or Poor Performance was (x) at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of a Change in Control, then for purposes of this Section, Section 3.4 and the Executive’s Participation Agreement, Executive’s termination date shall be deemed to have occurred immediately after the Change in Control.
3.3    Qualified Retirement. An Executive shall be deemed to experience a “Qualified Retirement” on the date that the Executive retires from the Company or Affiliate, so long as the Executive has attained age sixty (60) and has provided at least ten (10) years of continuous service (as defined under the Company’s Stock Plan).

3.4    Severance Benefits. Subject to the conditions and limitations of the Plan, if an Executive is deemed to experience an Involuntary Termination or a Qualified Retirement, the Company shall pay or provide to the Executive, within sixty (60) days following the date of such termination, subject to Section 3.8 of the Plan, the “Severance Benefits” set forth below:

(a)The Company shall pay or provide the Executive’s “Accrued Benefits,” which include accrued but unpaid Base Salary (based upon the annual rate in effect on the date of Separation from Service) through the date of Separation from Service, payable in accordance with the Company’s normal payroll practice; business expenses incurred but not paid prior to the date of Separation from Service in accordance with the Company’s expense reimbursement policy; accrued but unused vacation through the date of Separation from Service; and other benefits mandated under the terms of any of the Company’s Employee Benefit Plans or programs; and
(b)The Company shall pay or provide such other payments and benefits, as set forth in the Executive’s Participation Agreement.

3.5    Indemnification and Insurance. The Company shall continue the Executive’s coverage under the directors’ and officers’ liability coverage maintained by the Company, as in effect from time to time, to the same extent as other current or former senior executive officers of the Company for a period of at least five (5) years. The Company also shall indemnify and hold the Executive harmless against expenses, including reasonable attorney’s fees judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of actions taken by the Executive within the scope of his or her duties as an officer, employee, or director of the Company or any Affiliate. The Plan shall not affect any indemnification or other rights and benefits afforded to the Executive by the Company’s certificate of incorporation or by laws.

The Severance Benefits under the Plan will not be deemed compensation for purposes of any other Employee Benefit Plan of the Company or an Affiliate.
3.6    Termination for Cause or by the Executive Other Than for Good Reason. If the Executive’s employment is terminated either (a) by the Company for Cause or (b) by the Executive other than for Good Reason, the Company shall pay to the Executive the Executive’s Accrued Benefit through the date of Separation from Service, payable in accordance with the Company’s normal payroll practice. The Executive shall not receive any other benefits under the Plan.

3.7    Notice of Termination. Any termination of the Executive’s employment by the Company or Affiliate for Cause or Poor Performance or by the Executive for Good Reason shall be communicated by a written notice to the other party that (i) indicates the specific termination provision in the Plan relied upon, and (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Any termination of the Executive’s employment by the Executive other than for Good Reason shall be communicated in writing sixty (60) days prior to the Executive’s resignation date; provided that, the Company or Affiliate may waive such notice period in its sole discretion, in which case, the Executive’s employment shall be terminated as of the date specified by the Company.

3.8    Release. Notwithstanding anything in the Plan to the contrary, as a condition to receiving any Severance Benefits, the Executive (or, in the event of the Executive’s death or incompetence, the Executive’s designated beneficiary, surviving spouse, estate, or legal representative) shall execute a comprehensive release agreement and waiver of claims against the Company in a form substantially the same as that attached hereto as Appendix B (the “Release”). The Company shall deliver the Release to the Executive within ten (10) days of the Executive’s Separation from Service. Notwithstanding anything in the Plan or Participation Agreement to the contrary, no Severance Benefits will be provided prior to the date that both (a) the Executive has delivered an original, signed Release to the Company and (b) the revocability period (if any) has elapsed; provided that (i) any Severance Benefits that otherwise would have been provided before such date but for the fact that the Executive had not yet delivered an original, signed Release (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable but not later than the sixtieth (60th) day following the Executive’s Separation from Service; and (ii) if the Executive’s Separation from Service occurs within the sixty (60) day period preceding December 31 of any calendar year, any cash Severance Benefits shall not be paid until the Company’s first business day of the next calendar year. If the Executive does not deliver an original, signed Release to the Company within the applicable revocability period (e.g., twenty-one days or forty-five (45) days, (x) the Executive’s rights shall be limited to those made available to the Executive as if the Executive were terminated under Section 3.6 above, and (y) the Company shall have no obligation otherwise to provide the Executive any Severance Benefits, or any other monies on account of the Executive’s Separation from Service.

By accepting Severance Benefits, the Executive acknowledges and agrees that if the Executive files a lawsuit or accepts recoveries, payments or benefits based on any claims that the Executive has released under the Release, as a condition precedent for maintaining or participating in any lawsuit or claim, or accepting any recoveries, payments or benefits, the Executive shall forfeit immediately such Severance Benefits and reimburse the Company for any Severance Benefits already provided.

3.9    Golden Parachute Provisions; No Tax Gross-Up.

(a)Excess Parachute Payments. In the event that any amount or benefits made or provided to the Executive under the Plan and any other plans, programs, or agreements of the Company and its Affiliates (collectively, the “Covered Payments”), are determined to constitute a parachute payment, as such term is defined in Code Section 280G(b)(2) and would subject the Executive to an excise tax under Code Section 4999 (the “Excise Tax”), the Covered Payments shall be reduced so that the maximum amount of the Covered Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Covered Payments to be subject to the Excise Tax; provided, however, that the Covered Payments shall be reduced under this Section only to the extent that the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to such amount. In making any determination as to whether the Covered Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Covered Payments could reasonably be considered, based on the relevant facts and circumstances, including but not limited to the provisions of Article 4, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control).

(b)Procedure for Determinations. All determinations required to be made under this Section and the assumptions to be utilized in arriving at such determinations shall be made by the independent public accountants then regularly retained by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there have been Covered Payments, or such earlier time as the Company requests. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Company shall pay all fees and expenses of the Accounting Firm.

(c)Internal Revenue Service Claims. In the event that upon any audit of the Covered Payments by the Internal Revenue Service or by a state or local taxing authority, a change is formally determined to be required in the amount of taxes paid by the Executive, appropriate adjustments will be made under the Plan such that the net amount that is payable to the Executive after taking into account the provisions of Code Section 4999 will reflect the intent of the parties as expressed in this Section. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or other taxing authority that, if successful, would require payment of an Excise Tax or an additional Excise Tax on the Covered Payments (a “Claim”). Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such Claim and shall apprise the Company of the nature of such Claim and the date on which such Claim is requested to be paid. The Executive shall not pay such Claim prior to the expiration of the thirty (30)-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such Claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such Claim, the Executive shall:

(i)give the Company any information reasonably requested by the Company relating to such Claim,
(ii)take such action in connection with contesting such Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Claim by an attorney reasonably selected by the Company,
(iii)cooperate with the Company in good faith in order effectively to contest such Claim, and
(iv)permit the Company to participate in any proceedings relating to such Claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, additional Excise Tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Company, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the Claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine, provided, however, that if the Company directs the Executive to pay such Claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis or, if such an advance is not permissible thereunder, pay the amount of such payment to the Executive as additional compensation, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, additional Excise Tax, or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or additional compensation; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company shall reimburse any fees and expenses provided for under this Section on or before the last day of the Executive’s taxable year following the taxable year in which the fee or expense was incurred, and in accordance with the other requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(v) (or any similar or successor provisions).
(d)Refund. If, after the receipt by the Executive of an amount advanced or paid by the Company pursuant to paragraph (c), the Executive becomes entitled to receive any refund with respect to such Claim, the Executive shall (subject to the Company’s complying with the requirements of paragraph (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c), a determination is made that the Executive shall not be entitled to any refund with respect to such Claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

3.10    No Further Obligations. Except as provided in the Plan, the Stock Plan, or any other Employee Benefit Plan, the Company shall have no obligation to the Executive following the Executive’s Separation from Service for any reason, including any obligation for severance payments or benefits. Except as provided in the Plan, the provision of Severance Benefits shall have no effect upon the Executive’s rights under any Employee Benefit Plan, the Stock Plan, or any other employee policy or practice of the Company applicable to the Executive’s termination for any reason. If an Executive become entitled to severance benefits under any other Employee Benefit Plan or due to a reduction in force or other severance event, Severance Benefits shall not be paid or provided under this Plan to the extent such Severance Benefits duplicate the severance benefits provided under any other Employee Benefit Plan or due to a reduction in force or other severance event.

ARTICLE 4.Trade Secrets, Confidential Information, and Protective Covenants

Notwithstanding anything in the Plan to the contrary, all Severance Benefits are expressly conditioned on the Executive’s compliance with each of the provisions and protective covenants of this Article 4. In consideration for the Executive’s eligibility for Severance Benefits under the Plan, each Executive agrees to the restrictions provided for below, which will apply during and after the Executive’s Separation from Service. The nature of the Executives’ employment with and performance of services for the Company permits each Executive to have access to certain of its trade secrets and confidential and proprietary information that is, and always shall remain, the sole property of the Company. Any unauthorized disclosure or use of this information would be wrongful and would cause the Company irreparable harm. For purposes of this Article 4, each reference to the “Company” shall include the Company and its Affiliates.
4.1    Trade Secrets and Confidential Information. During the course of an Executive’s employment the Executive has acquired, and will acquire, knowledge of the Company’s Trade Secrets (as defined below) and Confidential Information. For purposes of the Plan, “Trade Secrets” are defined as information, including but not limited to, a formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Company’s Trade Secrets include, but are not limited to, the following:

(a)the names, address, and contact information of the Company’s customers or clients and prospective customers and clients, as well as any other personal or financial information relating to any customer, client, or prospect, including, without limitation, account numbers, balances, portfolios, maturity and/or expiration or renewal dates, loans, policies, investment activities, purchasing practices, financial plans, insurance, annuity policies and objectives;
(b)any information concerning the Company’s operations, including without limitation, information related to its methods, services, pricing, costs, margins and mark-ups, finances, practices, strategies, business plans, agreements, decision-making, systems, technology, policies, procedures, marketing, sales, techniques, agent information and processes;
(c)any other proprietary and/or confidential information relating to the Company’s customers, clients, employees, products, services, sales, technologies, or business affairs.

Records of the Company also constitute Confidential Information. The Executive’s obligation to maintain the confidentiality of the Company’s Records continues at all times during and after the Executive’s employment. “Records” include, but are not limited to, original, duplicated, computerized, memorized, handwritten or any other form of information, whether contained in materials provided to the Executive by the Company, or by any institution acquired by the Company, or compiled by the Executive or others in any form or manner including information in documents or electronic devices, such as software, flowcharts, graphs, spreadsheets, resource manuals, videotapes, calendars, day timers, planners, rolodexes, or telephone directories maintained in personal computers, laptop computers, personal digital assistants or any other devices. Records do not become any less confidential or proprietary to the Company because the Executive may commit some of them to memory or because the Executive may otherwise maintain them outside of the Company’s offices.
Each Executive agrees that Confidential Information of the Company is to be used by the Executive solely and exclusively for the purpose of conducting business on behalf of the Company. An Executive shall keep such Confidential Information confidential and not divulge, use or disclose this information except for that purpose. If the Executive resigns or is terminated from employment for any reason, the Executive shall immediately return to the Company all Records and Confidential Information, including information maintained by the Executive in the Executive’s office, personal electronic devices, and/or at home. Confidential Information also includes any organizational information or staffing information learned by the Executive in connection with the Executive’s employment by the Company, and the Executive shall not (i) share such information with any recruiters or any other employers, either during or subsequent to the Executive’s employment with the Company, or (ii) use or permit use of such as a means to recruit or solicit any Company Employee (as defined below) away from the Company.
4.2    Protective Covenants. Plan provisions and/or an agreement not to disclose or use the Company’s Confidential Information after the Executive’s Separation from Service would be inadequate, standing alone, to protect the Company’s legitimate business interests because some activities by a former employee who had held a position like that of an Executive would, by their nature, compromise such Confidential Information as well as the goodwill and customer relationships that the Company has paid the Executive to develop for the Company during the Executive’s employment by the Company. Activities that violate the Company’s rights in this regard, whether or not intentional, are often undetectable by the Company until it is too late to obtain any effective remedy, and such activities will cause irreparable injury to the Company. To prevent this kind of irreparable harm, in consideration for the Executive’s eligibility for Severance Benefits under the Plan, each the Executive shall abide by the following Protective Covenants set forth below:

(a)No Conflicting Business Activities. During the Executive’s employment with the Company and for a period of twelve (12) months following the Executive’s Separation from Service under Section 3.2(c) or due to Qualified Retirement, the Executive shall not provide services to a Competitor (as defined below) in any role or position (as an employee, consultant, owner, or otherwise) that would involve Conflicting Business Activities (as defined below); provided that, while an Executive is a resident of the state of California and subject to the laws of the state of California, the restriction in this paragraph (a) will apply only to Conflicting Business Activities that result in unauthorized use or disclosure of the Company’s Confidential Information or Trade Secrets;

(b)No Solicitation of Clients, Customers, or Prospective Clients or Customers. During the Executive’s employment with the Company and for a period of twelve (12) months following the Executive’s Separation from Service for any reason, the Executive shall not (in person or through assistance to others) solicit, participate in, or promote the solicitation of or communication with, any clients, customers, or prospective clients or customer of the Company in association with or pursuit of a Competing Line of Business (as defined below) if the Executive either had business-related contact with that client, customer, or prospective client or customer or received Confidential Information about that client, customer or prospective client or customer in the last two (2) years of the Executive’s employment at the Company; provided that, while the Executive is a resident of the state of California and subject to the laws of the state of California, the restriction in this paragraph (b) will apply only to solicitations or communications made with the assistance of the Company’s Confidential Information or Trade Secrets;

(c)No Solicitation of the Company Employees. During the Executive’s employment with the Company and for a period of twelve (12) months following the Executive’s Separation from Service for any reason, the Executive will not (in person or through assistance to others) participate in soliciting, recruiting, or communicating with a Company Employee for the purpose of persuading or helping the Company Employee to end or reduce his or her employment or other relationship with the Company if the Executive either worked with that the Company Employee or received Confidential Information or Trade Secrets about that Company Employee in the last two (2) years of the Executive’s employment with the Company;

(d)No Solicitation of the Company Suppliers During the Executive’s employment with the Company and for a period of twelve (12) months following the Executive’s Separation from Service for any reason, the Executive will not (in person or through assistance to others) participate in soliciting or communicating with a Company Supplier (as defined below) for the purpose of persuading or helping the Company Supplier to end or modify to the Company’s detriment an existing business relationship with the Company if the Executive either worked with that Company Supplier or received Confidential Information or Trade Secrets about that Company Supplier in the last two (2) years of the Executive’s employment with the Company; and

(e)Non-Disparagement. During the Executive’s employment with the Company and following the Executive’s Separation from Service for any reason, the Executive will not, directly or indirectly, make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the Company, its employees, directors, or officers. This prohibition extends to statements, written or verbal, made to anyone, including but not limited to the news media, investors, potential investors, any board of directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), clients, and customers.

As used in this Section 4.2, “Competitor” means an individual, corporation, other business entity or separately operated business unit of an entity that engages in a Competing Line of Business. “Competing Line of Business” means a business that involves a product or service offered by anyone other than the Company that would replace or compete with any product or service offered or to be offered by the Company with which the Executive had involvement or substantial knowledge while employed by the Company (unless the Company and its subsidiaries are no longer engaged in or planning to engage in that line of business). “Conflicting Business Activities” means job duties or other business-related activities in the states of Arizona, California or Nevada, or management or supervision of such job duties or business-related activities, if such job duties or business-related activities are the same as or similar to the job duties or business-related activities in which the Executive participated or as to which the Executive received Confidential Information or Trade Secrets in the last two (2) years of the Executive’s employment with the Company. “Company Employee” means an individual employed by or retained as a consultant or contractor to the Company. “Company Supplier” means an individual, corporation, other business entity or separately operated business unit of an entity that regularly provides goods or services to the Company.
This Section 4.2 is not intended to limit the Company’s right to prevent misappropriation of its Confidential Information, Records, or Trade Secrets beyond the twelve (12) month period.
4.3    Enforcement. The payment or provision of Severance Benefits is subject to and contingent upon the Executive’s adherence to the covenants of this Article 4. The Executives agree to the covenants of this Article 4 to avoid any future dispute between an Executive and the Company regarding specific restrictions on an Executive’s post-employment conduct that will be reasonable, necessary, and enforceable to protect the Company’s Confidential Information and other legitimate business interests. The Protective Covenants are ancillary to the other terms of this Plan and the Executive’s employment relationship with the Company. The Plan and these covenants benefit both the Executive and the Company because, among other things, they provide finality and predictability for both the Executive and the Company regarding enforceable boundaries on the Executive’s future conduct. Accordingly, the Executive agrees that the Plan and the restrictions in it should be enforced under common law rules favoring the enforcement of such agreements. For these reasons, an Executive may not pursue any legal action to set aside or avoid application of the Protective Covenants.

4.4    Notice of Post-Employment Activities. If an Executive accepts a position with a Competitor at any time within twelve (12) months following the Executive’s Separation from Service, the Executive will promptly give written notice to the Company’s senior Human Resources officer, with a copy to the Company’s General Counsel, and will provide the Company with the information it needs about the Executive’s new position to determine whether such position would likely lead to a violation of this Article 4 (except that the Executive need not provide any information that would include the Competitor’s trade secrets).

4.5    Remedies; Extension. In the event of a breach or threatened breach of any of the provisions or covenants contained in this Article 4, in addition to any other penalties or restrictions that may apply under any agreement, state law, or otherwise, the Executive shall forfeit and repay to the Company any and all Severance Benefits. The Company shall have the right to recapture and receive repayment of any such Severance Benefits. The forfeiture provisions of this Section 4.5 will continue to apply, in accordance with their terms, after the provisions of any agreement between the Company and the Executive have lapsed. If an Executive violates or threatens to violate any provisions or covenants of this Article 4, the Company or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to a temporary restraining order, temporary injunction, and/or permanent injunction to be issued by a court of competent jurisdiction restraining the Executive from committing or continuing any violation of this Article 4. If an Executive is found to have violated any restrictions in the Protective Covenants or breached any provision set forth in this Article 4, the time period for such provisions and covenant will be extended by one day for each day that the Executive is found to have violated them, up to a maximum extension equal to the time period originally prescribed for the provision or covenant.

4.6    Severability; Authority for Revision. The provisions of this Article 4 shall be separately construed. If any provision contained in this Article 4 is determined to be void, illegal or unenforceable by a court of competent jurisdiction, in whole or in part, then the other provisions of this Article will remain in full force and effect as if the provision so determined had not been contained herein. If the restrictions provided in this Article 4 are deemed unenforceable as written, the parties expressly authorize the court to revise, delete, or add to such restrictions to the extent necessary to enforce the intent of the parties and to protect the Company’s goodwill, Confidential Information, and other business interests. If the invalid or unenforceable provision cannot be modified, that provision shall be severed from the Plan and all other provisions of this Article 4 shall remain valid and enforceable.

ARTICLE 5.Code Section 409A

5.1    Exemption or Compliance. The Plan and Severance Benefits paid under it are intended to be exempt from or otherwise comply with Code Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, payments upon a change in control event, and in-kind distributions, and shall be administered, construed and interpreted in accordance with such intent. Any Severance Benefits that fail to qualify for the exemptions under Code Section 409A shall be paid or provided in accordance with the requirements of Code Section 409A. Notwithstanding anything else in the Plan or an Executive’s Participation Agreement to the contrary, Severance Benefits payable due to a Change in Control that are subject to and not exempt from Code Section 409A, shall only be payable if the Change in Control meets one of the permissible payment events provided in Code Section 1.409A-3(i)(5) (or any similar or successor provisions).

5.2    Payments and Reimbursements. Each payment under the Plan or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under the Plan are subject to Code Section 409A, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).

5.3    Specified Employees. Notwithstanding anything in the Plan to the contrary, to the extent the Executive is considered a “specified employee” (as defined in Code Section 409A) and would be entitled to a payment during the six-month period beginning on the Executive’s Separation from Service that is not otherwise excluded under Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, the payment will not be made to the Executive until the earlier of the six-month anniversary of the Executive’s Separation from Service or the Executive’s death and will be accumulated and paid on the first day of the seventh month following the Separation from Service.

5.4    Amendment. The Company may amend the Plan to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A.

5.5    No Guarantee. The Company cannot guarantee that the Severance Benefits provided under the Plan will satisfy all applicable provisions of Code Section 409A.

ARTICLE 6.Claims Procedures

6.1    Claims Procedures. The Company will provide Severance Benefits without the necessity of a formal written claim by the Executive. However, if any person believes he or she is being denied any rights or benefits under the Plan, such person (or the person’s duly authorized representative) may file a claim in writing with the Committee within one (1) year following the applicable Executive’s Separation from Service. If any such claim is wholly or partially denied, the Committee will notify the claimant of its decision in writing. The notification will set forth, in a manner calculated to be understood by the claimant, the following: (a) the specific reason or reasons for the adverse determination, (b) reference to the specific Plan provisions on which the determination is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review. Such notification will be given within ninety (90) days after the Committee receives the claim, or within one hundred eighty (180) days, if the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the end of the initial 90-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a benefit determination.

6.2    Review Procedures. Within sixty (60) days after the receipt of notification of an adverse benefit determination, a claimant (or the claimant’s duly authorized representative) may file a written request with the Committee for a review of the claimant’s adverse benefit determination and submit written comments, documents, records, and other information relating to the claim for benefits. A request for review will be deemed filed as of the date of receipt of such written request by the Committee. A claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. The Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee will notify the claimant of its decision on review in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain the following: (a) the specific reason or reasons for the adverse determination, (b) reference to the specific Plan provisions on which the benefit determination is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (d) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a). The decision on review will be made within sixty (60) days after the request for review is received by the Committee, or within one hundred twenty (120) days if the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 60-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. The Committee’s decision on review will be final and binding on the claimant.

6.3    Legal Actions. The claims and review procedures described in this Article 6 must be utilized before a legal action may be brought against the Company or the Plan. Any legal action must be filed within one (1) year of receiving final notice of a denied claim. If the claimant believes that the Committee failed to comply with the Claims Procedures herein, the claimant may request a written explanation of the violation from the Committee, and the Committee will provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the administrative remedies available under the Plan to be deemed exhausted. With respect to any decision or determination of the Committee that is or was made after a Change in Control, a reviewing arbitrator or court shall apply a de novo standard of review.

ARTICLE 7.Successors

7.1    Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of fifty percent (50%) or more of the stock or assets of the Company by agreement, to expressly assume and agree to maintain the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, subject to Section 9.1 herein. Regardless of whether such agreement is executed, the Plan will be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of the Plan.

7.2    Assignment by the Executive. The Plan will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any Severance Benefits still would be owed to the Executive hereunder had the Executive continued to live, the Company will continue to provide such Severance Benefits, unless otherwise provided herein, in accordance with the terms of the Plan to the Executive’s surviving spouse. If there is no surviving spouse, the Company shall pay any remaining Severance Benefits to the legal representative of the Executive’s estate, or if none is appointed within ninety (90) days of the date of death, to the Executive’s heirs at law under the laws of the state in which the Executive is domiciled at the date of death.

7.3    Payment of Benefits in Case of Incompetency. If an Executive entitled to Severance Benefits becomes physically or mentally incapable of receiving or acknowledging such Severance Benefits, the Company upon receipt of satisfactory evidence of such legal incapacity may, in its sole discretion, cause such Severance Benefits to be paid or provided to the Executive’s estate or legal representative.

ARTICLE 8.Miscellaneous

8.1    Employment Status. The Plan is not a contract of employment, and eligibility under the Plan does not give the Executive the right to be rehired or retained in the employ of the Company on a full-time, part-time or any other basis, or to receive any benefit under any other plan of the Company. Eligibility under the Plan does not give the Executive any right, claim, or legal entitlement to any Severance Benefits, unless that right or claim has specifically accrued under the terms of the Plan.

8.2    Effect of Receiving Severance Benefits. An Executive’s receipt of Severance Benefits does not constitute any sort of extension or perpetuation of employment beyond the Executive’s actual date of Separation from Service.

8.3    Ethical Standards. By accepting Severance Benefits, the Executive acknowledges and agrees that the Executive has been given an adequate opportunity to advise the Company’s human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts of which the Executive is aware that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of the Company or any Affiliate, including, but not limited to federal securities laws. The Executive further acknowledges and agrees that the Executive is not aware of any existing or threatened claims, charges, or lawsuits that the Executive has not disclosed to the Company.

8.4    Interests Not Transferable. The interests of persons entitled to Severance Benefits are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any state’s income tax act, or pursuant to an agreement between the Executive and the Company, may not be voluntarily sold, transferred, alienated, assigned, or encumbered.

8.5    Entire Plan. The Plan contains the entire understanding of the Company and the Executive with respect to the subject matter herein. The Severance Benefits shall be in lieu of and reduced by any severance, notice, termination pay or the like that may be payable under any plan or practice of the Company, other than the Bridge Bank, National Association Executive Supplemental Retirement Plan Executive Agreement, or that may be payable by any Federal, state, local, or foreign law, statute, regulation, ordinance, or the like (including the WARN Act or any similar state or foreign law). Any Severance Benefits will be offset against any severance, notice, or termination pay required to be paid by the Company or its Affiliates pursuant to federal, state, or local law or ordinance.

8.6    Conflicting Plans. The Plan supersedes any other generally applicable severance-related plan or policy of the Company in effect on the date the Company adopts the Plan. Payments or benefits provided to an Executive under any Employee Benefit Plan are governed solely by the terms of that plan. Any obligations or duties of an Executive pursuant to any separate non-competition or other agreement with the Company will be governed solely by the terms of that agreement, and will not be affected by the terms of the Plan, except to the extent that agreement expressly provides otherwise. Severance Benefits are not taken into account for purposes of contributions or benefits under any other Employee Benefit Plans, except as expressly provided therein. Further, the period of coverage under any Employee Benefit Plan is not extended due to the provision of Severance Benefits, except as otherwise provided in an Executive’s Participation Agreement. For the avoidance of doubt, (i) in no event shall an Executive be eligible to receive Severance Benefits and additional severance payments or benefits in any amount or of any kind under a separate employment or severance arrangement with the Company or any Affiliate, and (ii) this Plan shall not supersede the provisions of any equity award agreement between an Executive and the Company or any Affiliate.

8.7    Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand, or if sent by registered or certified mail or nationally-recognized overnight carrier to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its principal offices, with attention to the “Compensation Committee of the Board of Directors of Western Alliance Bancorporation” with a copy to the attention of the Company’s General Counsel.

8.8    Tax Withholding. The Company shall withhold from any Severance Benefits all Federal, state, city, or other taxes as legally required to be withheld, as well as any other amounts authorized or required by policy, including, but not limited to, withholding for garnishments and judgments or other court orders.

8.9    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan must be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of the Plan are not part of the provisions herein and will have no force or effect.

8.10    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein includes the feminine, the plural includes the singular and the singular includes the plural.

8.11    Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Arizona will be the controlling law in all matters relating to the Plan without giving effect to principles of conflicts of laws. The jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, the Plan will be exclusively in the courts in State of Arizona, Maricopa County, including the Federal Courts located therein (should Federal jurisdiction exist).

8.12    Action by Company. Any action required of or permitted to be taken by the Company under the Plan must be by written resolution of the Board, by written resolution of a duly authorized committee of the Board, by a person or persons authorized by resolutions of the Board, or a by duly authorized committee.

8.13    Plan Funding. The Company will provide all Severance Benefits due and owing directly out of its general assets. To the extent that an Executive acquires a right to receive Severance Benefits, such right shall be no greater than the right of an unsecured general creditor of the Company. Nothing herein contained may require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any Severance Benefits.

8.14    Contravening Law or Order. Notwithstanding anything in the Plan to the contrary, the Company shall have no obligation to provide any Severance Benefits to the Executive hereunder to the extent, but only to the extent, that such provision is prohibited by the terms of any law or final order of a Federal, state, or local court or regulatory agency of competent jurisdiction, provided that such an order shall not affect, impair, or invalidate any provision of the Plan not expressly subject to such order.

8.15    Compensation Recovery Policy. Severance Benefit under the Plan may be subject to any Compensation Recovery Policy established by the Company and amended from time to time.

8.16    Full Settlement; No Mitigation. The Company’s obligation to pay or provide Severance Benefits under the Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company or an Affiliate may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Plan, and such amounts shall not be reduced whether or not the Executive obtains other employment.

8.17    Indemnification. Each person who is or has been a member of the Committee, and any individual or individuals to whom the Company has delegated authority under Section 1.3 herein, shall be indemnified and held harmless by the Company from and against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or as a result of any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken, or failure to act, under the Plan. Each such person also will be indemnified and held harmless by the Company from and against any and all amounts paid by him or her in a settlement approved by the Company, or paid by him or her in satisfaction of any judgment, of or in a claim, action, suit or proceeding against him or her and described in the previous sentence, so long as he or she gives the Company an opportunity, at its own expense, to handle and defend the claim, action, suit or proceeding before he or she undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which a person may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.

8.18    No Limitations on Company. Nothing in the Plan shall affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

8.19    No Reinstatement. By accepting Severance Benefits, the Executive waives any reinstatement or future employment with the Company and agrees never to apply for employment or otherwise seek to be hired, rehired, employed, reemployed, or reinstated by the Company.

8.20    Days. All references in the Plan to days shall mean calendar days, unless otherwise specifically noted to the contrary.

ARTICLE 9.Amendment and Termination

9.1    Amendment and Termination. The Company reserves the right, on a case-by-case basis or on a general basis, to amend the Plan at any time and to thereby alter, reduce or eliminate any benefit under the Plan, in whole or in part, at any time, provided that:

(a)No amendment or termination of the Plan that has the effect of (i) removing an Executive from the list of Executives the Board has designated by written resolution as eligible to participate in the Plan and who have entered into Participation Agreements, (ii) eliminating or reducing the amount of Severance Benefits payable (if any) to any Executive, or (iii) adversely affecting the benefits or rights of an Executive under the Plan, may be, without the express written consent of such Executive, retroactive or effective until the date that is twenty-four (24) months after the later of (A) the date the Committee adopts such amendment or termination or (B) the date the Committee or the Company provides written notice of such amendment or termination to the affected Executive(s), (with the later of such dates referred to herein as the “Amendment Effective Date”); provided that any such amendment or termination shall not eliminate or reduce any benefit with respect to any Change in Control that occurs on or before the Amendment Effective Date; and

(b)If a Change in Control occurs before the Amendment Effective Date, then the effective date of an amendment described in Section 9.1(a) or termination of the Plan shall be postponed as to the affected Executive(s) until the date that is twenty-four (24) months after the Change in Control occurs.

(c)By way of illustration of the protective provisions of this Section 9.1 and for the avoidance of doubt, if the Company removed Executive A from the list of Executives eligible to participate in the Plan (and gave Executive A notice of such removal) on January 1, 2021, a Change in Control occurred on December 1, 2021, and the Company (or its successor) terminated Executive A without Cause on March 1, 2022, Executive A would be entitled to Severance Benefits under the Plan under the terms and conditions of the Plan in effect immediately prior to January 1, 2021.

9.2    Notice of Amendment or Termination. The Committee or the Company will notify the Executives, including, but not limited to, Executives receiving Severance Benefits, of any material amendment or termination of the Plan within a reasonable time.

Appendix A
Additional Information for Summary Plan Description
This Appendix A, together with the Plan document, constitutes the summary plan description of the Plan. References in this Appendix A to “you” or “your” are references to the Executive. Any term capitalized but not defined in this Appendix A will have the meaning set forth in the Plan.
Your Rights Under ERISA
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•	Receive information about the Plan and benefits offered under the Plan.

•
Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, and a copy of the latest annual report filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefit Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Action by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called fiduciaries of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from exercising your rights under ERISA.
Enforce Your Rights
If your claim for a benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance With Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
General Plan Information

Plan Sponsor	Western Alliance Bancorporation One E. Washington Street, Suite 1400 Phoenix, AZ 85004
Plan Name	Western Alliance Bancorporation Severance and Change in Control Plan
Type of Plan	Welfare benefit plan
Source of Funds
The Company will pay all benefits due and owing under the Plan directly out of its general assets. To the extent that an Executive acquires a right to receive benefits under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

Plan Number	503
Company’s Employer Identification Number	88-0365922
Plan Administrator	The Compensation Committee of the Board of Directors of Western Alliance Bancorporation One E. Washington Street, Suite 1400 Phoenix, AZ 85004 Attn: Barbara Kennedy, CHRO (602) 389-3500
Agent for Service of Legal Process	Plan Administrator
Plan Year	Calendar Year (January 1 - December 31)
Successors
The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the stock or assets of the Company by agreement, to expressly assume and agree to maintain the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, the Plan will be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of the Plan.

Controlling Law	Arizona, to the extent not preempted by Federal law

Appendix B
EXECUTIVE SEPARATION AND RELEASE OF CLAIMS AGREEMENT
This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between Western Alliance Bank, an Arizona corporation (the “Employer”), Western Alliance Bancorporation, a Delaware corporation (“WAL”), their subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents (collectively referred to herein as the “Employer Group”), and [INSERT NAME] (the “Employee”) (the Employer Group and the Employee are collectively referred to herein as the “Parties”).

1.
Eligibility for Severance Benefits. On or about [INSERT DATE], Employee was informed that he/she was eligible to participate in the Western Alliance Bancorporation Severance and Change in Control Plan (“Plan”), and receive certain severance pay and benefits that would not otherwise be due to Employee, which he/she agrees are specific and sufficient consideration in exchange for execution of this Agreement. Capitalized terms used but not defined herein have the meanings assigned to them in the Plan.

2.
Eligibility Information. Employee has been informed that this Plan is available to designated executive officers of WAL and its affiliates (“Executives”), who are not party to an employment contract or agreement and are not covered by any other severance or separation pay plan or arrangement, and who are eligible solely for the benefits provided under the Plan and under the Executive’s participation agreement to which the Executive and the Employer Group are party. Employee understands that an Executive who does not experience an Involuntary Termination or Qualified Retirement under the Plan is not eligible for the Severance Benefits under the Plan. Additional information required by the Older Worker Benefit Protection Act will be provided as “Exhibit A” to this Agreement at the time of termination of employment.

3.
Separation Date. The Employee’s last day of employment with the Employer is [INSERT DATE], (the “Separation Date”). After the Separation Date, the Employee will not represent himself/herself as being an employee, officer, attorney, agent or representative of the Employer Group for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for the Employee for all purposes, meaning the Employee will no longer be entitled to any further compensation, monies, or other benefits as an employee of the Employer Group, including coverage under any benefits plans or programs sponsored by the Employer Group. Notwithstanding the foregoing, the Employee will be eligible for continuation of health insurance pursuant to COBRA.

4.
Return of Property. By the Separation Date, the Employee must return all Employer property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Employer property in the Employee’s possession.

5.
Employee Representations. The Employee specifically represents, warrants and confirms that: (a) he/she has no claims, complaints or actions of any kind filed against the Employer Group with any court of law, or local, state or federal government or agency; and (b) he/she has been properly paid for all hours worked for the Employer, and that all commissions, bonuses and other compensation due to him/her has been paid, with the exception of his/her final payroll check for his/her salary and any other unpaid compensation through and including the Separation Date, which will be paid on the Separation Date. Any vested benefits under any of the Employer Group’s employee benefit plans are excluded and shall be governed by the terms of the applicable plan documents and award agreements. The Employee specifically represents, warrants and confirms that he/she has not engaged in, and is not aware of, any unlawful conduct in relation to the business of the Employer Group. If any of these statements are not true, the Employee cannot sign this Agreement and must notify the Employer immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify the Employee from receiving these benefits, but will require the Employer Group’s review and consideration.

6.
General Release and Waiver of Claims. In exchange for the consideration provided in this Agreement, the Employee and his/her heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Employer Group, including the Employer’s parents, subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees, and shareholders, in their corporate and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of the Employee’s execution of this Agreement, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Employee’s hire, benefits, employment, termination or separation from employment with the Employer and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, with respect to existing but not prospective claims, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act (“ADEA”), as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, and any claims arising under the Arizona Civil Rights Act, Arizona Employment Protection Act, Arizona Medical Marijuana Act, and amendments to those laws to the extent that such Claims may be legally waived and released, as well as any claims under local statutes and ordinances that may be legally waived and released, and/or any other Federal, state, local, or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; (iii) any and all claims arising under tort, contract and/or quasi-contract law, including, but not limited to, claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including, but not limited, to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements.

7.
Right to Participate In Agency Proceedings/Covenant Not to Sue. Nothing in this Agreement is intended to limit or impair in any way Employee’s right to participate in any manner in any charge or complaint, or any investigation of a charge or complaint by any local, state, or federal agency, including the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, and the Securities and Exchange Commission (“SEC”). This includes providing documents or other information, without notice to Employer. Employee waives any claim or right to receive damages or compensation on the basis of any such charge, complaint, or investigation; provided, however, that nothing herein shall be construed to waive or limit Employee’s ability to receive any bounty or award for information provided to the SEC concerning suspected violations of law. This release does not waive any rights to unemployment or any rights that may not be released by private agreement. Employee also understands that Employee is not releasing or giving up any claims for any events or actions that happen after Employee executes this Agreement.

Employee agrees, however, that he/she will not pursue the charges, and will not bring a lawsuit against the Releasees asserting any of the claims released in this Agreement. Employee acknowledges and agrees that this Agreement may be pled as a complete bar to any lawsuit before any court with respect to any complaint or claim arising under any federal, state, local, or other law relating to any possible claim that existed or may have existed as a result of his/her employment or termination with Employer. This Agreement shall not preclude Employee from bringing a charge or suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in employment Act (29 U.S.C. § 620, et seq.), as amended by the Older Workers Benefit Protection Act.
If Employee or Employee’s counsel is asked or subpoenaed or otherwise requested to testify or give evidence in any forum or form regarding this Agreement, Employee agrees to notify Employer in writing: (a) within 48 hours after receiving the subpoena or other verbal request to give evidence; or (b) before the date of Employee’s testimony, whichever is earlier. Such notice shall be in writing and delivered to Employer through its representative, Chief Human Resources Officer, Western Alliance Bank, One E. Washington, Suite 1400, Phoenix, Arizona 85004. No part of this Agreement is intended to interfere with any function of the EEOC or any other comparable agency.

8.	Knowing and Voluntary Acknowledgement. The Employee specifically agrees and acknowledges that:

(a)	the Employee has read this Agreement in its entirety and understands all of its terms;

(b)	the Employee has been advised of and has availed himself/herself of his/her right to consult with his/her attorney prior to executing this Agreement;

(c)	the Employee knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein;

(d)	the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he/she is otherwise entitled;

(e)	the Employee is not waiving or releasing rights or claims that may arise after his/her execution of this Agreement;

and

(f)	the Employee understands that the waiver and release in this Agreement is being requested in connection with the cessation of his/her employment with the Employer.

9.
Periods for Considering and Revoking Agreement. This Agreement is intended to release and discharge any claims of Employee under the Age Discrimination in Employment Act (ADEA). To satisfy the requirements of the Older Workers Benefit Protection Act, 29 U.S.C. Section 626(f) (OWBPA), the Employee acknowledges that he/she has been given at least [twenty-one (21) or forty-five (45)] days to consider this Agreement and consult with an attorney of his/her choice. Employee agrees that, if he/she signs this Agreement before the end of the above [21-day or 45-day] period, his/her signature is intended to waive his/her right to consider the Agreement for [21 or 45] days. The Parties agree that Employee may revoke this Agreement at any time within seven days after signing the Agreement by written notice, delivered by overnight mail, to Chief Human Resources Officer, Western Alliance Bank, One E. Washington, Suite 1400, Phoenix, Arizona 85004. The Parties agree that this Agreement shall not become effective or enforceable until the seven days have passed without a revocation being received. This Agreement will be revoked in its entirety if such notice is given, and Employer will have no obligation to take any of the actions or make any payment provided by this Agreement.

This Agreement shall not become effective, until the eighth (8th) day after the Employee and the Employer execute this Agreement (“Effective Date”). Such date shall be the Effective Date of this Agreement. No payments due to the Employee under the Plan shall be made or begin before the Effective Date.

10.
Confidentiality. The Employee agrees and covenants that he/she shall not disclose any of the terms of or amount paid under this Agreement or the negotiation thereof to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to his/her attorney, tax and financial advisors and/or immediate family members, or as may be required by law.

This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to the Employer’s Chief Human Resources Officer.

11.
Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

If the Employee fails to abide by any of the terms of this Agreement or post-termination obligations contained herein, or if he/she revokes the ADEA release contained in Section 6 within the seven-day revocation period, the Employer may, in addition to any other remedies it may have, reclaim any amounts paid to the Employee under the provisions of the Plan or terminate any benefits or payments that are later due under the Plan, without waiving the releases provided herein.

12.
Successors and Assigns. The Employer may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer Group and its successors and assigns. The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

13.
Medicare. Employee affirms, covenants, and warrants he/she is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Employee is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this Section) apply. Employee affirms, covenants, and warrants he/she has made no claim for illness or injury against, nor is he/she aware of any facts supporting any claim against, the Releasees under which the Releasees could be liable for medical expenses incurred by the Employee before or after the execution of this agreement. Furthermore, Employee is aware of no medical expenses which Medicare has paid and for which the Releasees are or could be liable now or in the future. Employee agrees and affirms that, to the best of his/her knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

14.
Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Arizona without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Arizona, county of Maricopa. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

15.
Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Employer Group pertaining to Employee’s termination of employment with Employer and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16.
Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and an Executive Officer of the Employer. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

17.
Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.
The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

18.
Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.	Nonadmission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Employer Group.

21.	Notices. All notices under this Agreement must be given in writing by overnight delivery at the addresses indicated in this Agreement or any other address designated in writing by either party.

(a)	Notice to the Employer:

Chief Human Resources Officer
Western Alliance Bank
One E. Washington, Suite 1400
Phoenix, AZ 85004

(b)	Notice to the Employee will be directed to the last known address provided by Employee to Employer.

22.
Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HIS/HER SIGNATURE BELOW IS AN AGREEMENT TO RELEASE WESTERN ALLIANCE BANK AND THE EMPLOYER GROUP FROM ANY AND ALL CLAIMS.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Date provided below.

EMPLOYEE	WESTERN ALLIANCE BANCORPORATION WESTERN ALLIANCE BANK
Signature:_______________________________ Printed Name: ___________________________ Date: __________________________________	Signature:_______________________________ Printed Name: ___________________________ Date: __________________________________ Title: ________________________________

EXHIBIT A

OLDER WORKERS BENEFIT PROTECTION ACT DISCLOSURE NOTICE

The Older Workers Benefit Protection Act (OWBPA) requires that employers provide specific information to employees who are 40 years of age or older and asked to execute a release of claims in connection with a group termination program. This document provides this information.

The class, unit, or group of individuals covered by the program includes [SPECIFIC EMPLOYEE GROUP] in the [OFFICE/DEPARTMENT/DIVISION/AREA] who will be [terminated/offered an exit incentive] [ANY TIME LIMITS APPLICABLE TO THE PROGRAM]. [SPECIFIC EMPLOYEE GROUP] in the [OFFICE/DEPARTMENT/DIVISION/AREA] are eligible for the program. [Eligibility factors include [ANY ELIGIBILITY FACTORS].] The following is a list of the ages and job titles of employees who were and were not selected for termination and offered consideration for signing a waiver:

Job Title	Age	No. Selected	No. Not Selected